UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2013

NuPathe Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34836	20-2218246
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

227 Washington Street Suite 200 Conshohocken, Pennsylvania	19428
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 567-0130

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Lease Agreement for 7 Great Valley Parkway, Malvern, Pennsylvania

In anticipation of the September 30, 2013 expiration of the lease for its current corporate headquarters in Conshohocken, Pennsylvania, NuPathe Inc. (the “Company”) entered into a Lease Agreement with Liberty Property Limited Partnership (“Landlord”) on September 18, 2013 (the “New Lease”), pursuant to which the Company will lease office and lab space at 7 Great Valley Parkway, Suite 300, Malvern, Pennsylvania (the “Facility”). The Facility will serve as the Company’s new corporate headquarters.  The Company expects to move into the Facility on September 30, 2013.  The Facility will initially consist of approximately 13,260 rentable square feet.

The New Lease will commence on September 30, 2013 and has an initial term of 132 months (the “Term”).  Subject to payment of a $2,500 termination fee, the Company may elect to terminate the New Lease effective as of September 30, 2014 if the Company does not enter into a commercial partnership for Zecuity and raise at least $50 million by April 30, 2014 (the “New Drug Early Termination Option”).  The Company may also terminate the New Lease effective as of the end of the 96th full month of the Term by paying a termination fee equal to the Landlord’s unamortized lease transaction costs plus a fee equal to three months of rent and operating expenses at the then current rates on the terms specified in the New Lease.

In the event the Company does not terminate the New Lease pursuant to the New Drug Early Termination Option, the Landlord will perform the facility improvements specified in the New Lease and the premises occupied by the Company will be increased to 21,266 rentable square feet.

Upon commencement of the New Lease, the Company shall be obligated to make monthly rent payments to the Landlord in the amounts set forth below:

Lease Period	Monthly
September 30, 2013 – earlier of (i) Month 12 or (ii) commencement of facility improvements specified in the New Lease (the “Full Term Commencement Date”)	$17,127.50
Full Term Commencement Date – Month 30	$23,775.00	*
Months 31 – 42	$29,028.09
Months 43 – 54	$29,914.17
Months 55 – 66	$30,800.26
Months 67 – 78	$31,686.34
Months 79 – 90	$32,572.42
Months 91 – 102	$33,458.51
Months 103 – 114	$34,344.59
Months 115 – 126	$35,230.67
Months 127 – 132	$36,116.76

*           The Company will not be required to pay monthly rent during the first six full months following the Full Term Commencement Date (the “Rent Abatement Period”), subject to the Company’s obligation to repay the unamortized portion of such abated rent on the terms specified in the New Lease if the New Lease (or the Company’s right to possess the Facility) is terminated early due to a default by the Company.

In addition to the above rent obligations, the Company will be responsible for certain costs and charges specified in the New Lease, including certain operating expenses, utility expenses, maintenance costs, taxes and insurance relating to the Facility (estimated to be $17,969.77 per month during 2013).  Upon an event of default by the Company that is material in nature, in addition to other rights and remedies, the Landlord may accelerate all or any part of the rent and other amounts payable by the Company through the balance of the Term, and declare such amounts to be immediately due and payable.

Pursuant to the terms of the New Lease, the Company was required to provide a security deposit in the amount of $35,097.27 (the “Security Deposit”) to secure the Company’s performance of its obligations under the New Lease.  The amount of the security deposit will be increased to $500,000 upon the Full Term Commencement Date.  The amount of the security deposit will be reduced to $325,000 on the first day of the 91th full month of the Term and to $150,000 on the first day of the 115th full month of the Term, in each case, if no event of default by the Company is continuing under the New Lease.

The foregoing is a summary of certain terms of the New Lease and, by its nature, is incomplete. It is qualified in its entirely by the text of the New Lease, which is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.  All readers are encouraged to read the entire text of the New Lease.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a) Creation of a Direct Financial Obligation.

The description of the New Lease in “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference. Such description is a summary of certain terms of the New Lease and, by its nature, is incomplete. It is qualified in its entirety by the text of the New Lease, which is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.  All readers are encouraged to read the entire text of the New Lease.

Item 9.01                                           Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description of Exhibit

99.1	Lease Agreement, dated September 18, 2013, between Liberty Property Limited Partnership and NuPathe Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUPATHE INC.

	By:	/s/ Keith A. Goldan
Keith A. Goldan
Senior Vice President and Chief Financial Officer

Dated: September 19, 2013

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Lease Agreement, dated September 18, 2013, between Liberty Property Limited Partnership and NuPathe Inc.